Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin Lowery
(212) 836-2674	(412) 553-1424

Alcoa’s Income From Continuing Operations

Rises 40 Percent Over Previous Year’s Result

Highlights of the quarter:

•	Income from continuing operations at $283 million, or $0.33 per diluted share, is up 24 percent from the $229 million, or $0.27 per share, in the previous quarter and up 40 percent from the $202 million, or $0.24 per share, in the year-ago quarter

•	Gross margin improves to 20.8 percent, strongest in two years; administrative and sales expense down 12 percent from the previous quarter to 5.7 percent of sales

•	Cost savings at $23 million in the quarter, bringing the company within $9 million in quarterly cost savings toward its $1 billion goal

•	Significant progress on debt reduction with the company’s total debt-to-capitalization ratio falling 160 basis points from the previous quarter to 38.8 percent

New York, NY – October 7, 2003—Alcoa today reported third quarter income from continuing operations of $283 million, or $0.33 per diluted share, compared to $229 million, or $0.27 per share, in the second quarter. This quarter’s results were a 40 percent improvement over income from continuing operations of $202 million or $0.24 per share in the third quarter last year.

Net income in the third quarter was $280 million, or $0.33 per share, up 30 percent from the $216 million, or $0.26 per share, in the second quarter, and up from $193 million, or $0.23 per share, in the third quarter of 2002. Both income from continuing operations and net income are measures recognized by Generally Accepted Accounting Principles.

“We achieved a double-digit increase in profitability despite traditional seasonal weakness in the automotive and European markets,” said Alain Belda, Chairman and CEO of Alcoa. “Strength in the alumina market and continued focus on productivity and cost control helped deliver the most profitable quarter in two years. As business conditions improve, we are well positioned to drive greater profitability.”

Market Overview

Sales were $5.3 billion, up 3 percent over the third quarter of 2002 and down 3 percent on a sequential basis. A robust alumina market helped the company reach its highest level of third party alumina shipments since the first quarter of 2001. Stronger aluminum prices overcame weaker metal shipments, due in part to the disruption at the Alumar smelter in Sao Luis, Brazil. The building and construction and commercial transportation sectors both showed improvement, while European industrial and North American automotive markets demonstrated typical seasonal weakness.

Driving Cost Savings

The company’s margins improved from the previous quarter to 20.8 percent, their strongest level in two years. Sales and administrative expense fell 12 percent in the quarter with lower spending across the board.

The company achieved $23 million in cost savings in the quarter and has now achieved $964 million toward its $1 billion cost savings goal set for the end of 2003. The company remains on track to meet that challenge.

The third quarter tax rate of 22 percent includes tax benefits associated with the expiration of a prior international audit period. The tax rate for the fourth quarter is expected to be 30.5 percent.

Strengthening the Balance Sheet

The company has reduced its debt by nearly $1 billion in the past 6 months, cutting its debt-to-capital ratio by 460 basis points. The debt-to-capital ratio now stands at 38.8 percent, 160 basis points lower than the close of the second quarter.

The substantial improvement in the balance sheet was driven by improved profitability, lower working capital, tight control on capital expenditures, and the closing of a previously announced acquisition in South American operations, primarily the facilities of Alcoa Aluminio S.A. in Brazil. Capital expenditures were below last year’s level by approximately 33 percent and ran at 70 percent of depreciation.

The fourth quarter will show additional improvement as asset sales are completed. The recently completed sale of the company’s Latin American PET packaging business will be reflected in the fourth quarter, and the company continues to pursue its previously announced divestiture of non-core businesses. Proceeds from those sales will be used primarily to pay down debt.

Expanding Low-Cost Facilities

In the quarter, Alcoa continued to seize opportunities to improve its low cost position as a supplier of primary metals and alumina. The company took steps forward on two low-cost greenfield smelter projects, signing memoranda of understanding in both Bahrain and Brunei. It is moving ahead with brownfield alumina expansions at its facilities in Pinjarra, Australia and Suriname.

In addition, the company continued to drive costs down at its U.S. smelters and approved the expansion of a mine operation at Rockdale, Texas that will be a source of low-cost power for its smelter there.

Providing Solutions to Customers

Alcoa continued to strengthen its performance this quarter by developing solutions that add value for its customers. During the quarter, Alcoa’s AFL Automotive business was named by Volkswagen of Mexico as the design and development supplier for electrical distribution systems on the 2005 model year Jetta/Bora programs. This follows on the heels of Alcoa being awarded the contract to supply aluminum for the hoods of Ford Motor Company’s recently re-designed F-150 pick-up truck. The 2004 F-150 is an all-new version of the country’s best-selling truck for the past 25 years and the best-selling vehicle of any type for the past 20 years.

In the Commercial Transportation market, Alcoa’s Dura-Bright® Wheel Finish received RoadStar magazine’s Most Valuable Product Award and the Alcoa Wheels and Forged Products business expanded the availability of Dura-Bright wheels into the wide base line and they are now included in several truck and trailer data books.

And in its consumer products businesses Alcoa’s Reynolds® consumer products and Presto® products were named best in class by retailers throughout North America and by readers of PLBuyer magazine.

Quarterly Analyst Workshop

Alcoa’s quarterly analyst workshop will be at 4:00 p.m. EDT on Thursday, October 23, 2003. The meeting will be web cast via alcoa.com. Call information and related information will be available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 127,000 employees in 40 countries. More information can be found at www.alcoa.com

Alcoa Business System

The Alcoa Business System is an integrated set of systems, tools and language organized to encourage unencumbered transfer of knowledge across businesses and borders. It focuses on serving customer demand by emphasizing the elimination of all waste and making what the customer wants, when the customer wants it.

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include (a) the company’s inability to complete or to complete in the anticipated timeframe pending divestitures, acquisitions or expansion projects or to realize the projected amount of proceeds from divestitures, (b) the company’s inability to achieve the level of cost savings or productivity improvements anticipated by management, (c) unexpected changes in global economic, business, competitive, market and regulatory factors, and (d) the other risk factors summarized in Alcoa’s 2002 Form 10-K Report and other SEC reports.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share and metric ton amounts)

	Quarter ended
	September 30 2003	September 30 2002 (a)	June 30 2003 (a)
Sales	$5,322	$5,160	$5,485
Cost of goods sold	4,213	4,095	4,368
Selling, general administrative and other Expenses	303	265	345
Research and development expenses	47	53	50
Provision for depreciation, depletion and amortization	295	287	303
Special items	1	39	(15)
Interest expense	74	95	81
Other income, net	(41)	(23)	(57)

	4,892	4,811	5,075

Income from continuing operations before taxes on income	430	349	410
Provision for taxes on income	93	98	106

Income from continuing operations before minority interests’ share	337	251	304
Less: Minority interests’ share	54	49	75

Income from continuing operations	283	202	229
Income (loss) from discontinued operations	(3)	(9)	(13)
Cumulative effect of accounting change	—	—	—

NET INCOME	$280	$193	$216

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.33	$.24	$.27
Loss from discontinued operations	—	(.01)	(.01)
Cumulative effect of accounting change	—	—	—

Net income	$.33	$.23	$.26

Diluted:
Income from continuing operations	$.33	$.24	$.27
Loss from discontinued operations	—	(.01)	(.01)
Cumulative effect of accounting change	—	—	—

Net income	$.33	$.23	$.26

Average number of shares used to compute:
Basic earnings per common share	855,477,116	844,272,163	845,601,440
Diluted earnings per common share	859,375,461	847,289,635	847,468,083
Shipments of aluminum products (metric tons)	1,255,000	1,312,000	1,260,000

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share and metric ton amounts)

	Nine months ended
	September 30 2003	September 30 2002 (a)
Sales	$15,941	$15,218
Cost of goods sold	12,672	12,171
Selling, general administrative and other expenses	944	810
Research and development expenses	147	156
Provision for depreciation, depletion and amortization	883	813
Special items	(18)	39
Interest expense	243	253
Other income, net	(135)	(112)

	14,736	14,130
Income from continuing operations before taxes on income	1,205	1,088
Provision for taxes on income	308	328

Income from continuing operations before minority interests’ share	897	760
Less: Minority interests’ share	188	137

Income from continuing operations	709	623
Loss from discontinued operations	(15)	(14)
Cumulative effect of accounting change	(47)	34

NET INCOME	$647	$643

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.83	$.74
Loss from discontinued operations	(.01)	(.02)
Cumulative effect of accounting change	(.06)	.04

Net income	$.76	$.76

Diluted:
Income from continuing operations	$.83	$.73
Loss from discontinued operations	(.01)	(.02)
Cumulative effect of accounting change	(.06)	.04

Net income	$.76	$.75

Average number of shares used to compute:
Basic earnings per common share	849,336,567	845,712,344
Diluted earnings per common share	851,679,620	850,999,801

Common stock outstanding at the end of the period	864,759,968	844,244,257

Shipments of aluminum products (metric tons)	3,707,000	3,888,000

(a)	Prior periods have been adjusted to reflect the reclassification of the protective packaging business (acquired in the Ivex Packaging Corporation acquisition in 2002) from discontinued operations to continuing operations in the third quarter of 2003.

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	September 30 2003	December 31 2002 (b)
ASSETS
Current assets:
Cash and cash equivalents	$393	$344
Receivables from customers, less allowances:
$104 in 2003 and $120 in 2002	2,563	2,389
Other receivables	261	174
Inventories	2,534	2,450
Deferred income taxes	484	468
Prepaid expenses and other current assets	571	509

Total current assets	6,806	6,334

Properties, plants and equipment, at cost	24,490	23,167
Less: accumulated depreciation, depletion and Amortization	12,096	11,010

Net properties, plants and equipment	12,394	12,157

Goodwill	6,397	6,365
Other assets	4,819	4,450
Assets held for sale	573	504

Total assets	$30,989	$29,810

LIABILITIES
Current liabilities:
Short-term borrowings	$34	$37
Accounts payable, trade	1,807	1,624
Accrued compensation and retirement costs	908	934
Taxes, including taxes on income	754	821
Other current liabilities	964	972
Long-term debt due within one year	164	85

Total current liabilities	4,631	4,473

Long-term debt, less amount due within one year	7,657	8,365
Accrued postretirement benefits	2,256	2,320
Other noncurrent liabilities and deferred credits	3,373	2,878
Deferred income taxes	567	502
Liabilities of operations held for sale	108	52

Total liabilities	18,592	18,590

MINORITY INTERESTS	1,280	1,293

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,879	6,101
Retained earnings	7,560	7,428
Treasury stock, at cost	(2,156)	(2,828)
Accumulated other comprehensive loss	(1,146)	(1,754)

Total shareholders’ equity	11,117	9,927

Total liabilities and equity	$30,989	$29,810

(b)	The prior period has been adjusted to reflect the reclassification of the protective packaging business (acquired in the Ivex Packaging Corporation acquisition in 2002) from discontinued operations to continuing operations in the third quarter of 2003.

Alcoa and subsidiaries

Segment Information (unaudited)

(in millions, except realized prices)

Consolidated Third-Party Revenues:	1Q02	2Q02	3Q02	4Q02	2002	1Q03	2Q03	3Q03
Alumina and Chemicals	425	419	469	430	1,743	449	491	526
Primary Metals	764	788	792	830	3,174	732	805	816
Flat-Rolled Products	1,156	1,192	1,162	1,130	4,640	1,152	1,200	1,176
Engineered Products	1,319	1,330	1,238	1,131	5,018	1,361	1,420	1,333
Packaging and Consumer (c)	618	672	768	870	2,928	772	859	835
Other	618	757	731	700	2,806	668	710	636

Total	4,900	5,158	5,160	5,091	20,309	5,134	5,485	5,322

Consolidated Intersegment Revenues:	1Q02	2Q02	3Q02	4Q02	2002	1Q03	2Q03	3Q03
Alumina and Chemicals	229	233	235	258	955	240	248	258
Primary Metals	629	770	637	619	2,655	840	690	740
Flat-Rolled Products	15	18	21	14	68	20	15	17
Engineered Products	8	10	8	8	34	9	5	5
Packaging and Consumer	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—

Total	881	1,031	901	899	3,712	1,109	958	1,020

Consolidated Third-Party Shipments (KMT’s):	1Q02	2Q02	3Q02	4Q02	2002	1Q03	2Q03	3Q03
Alumina and Chemicals	1,825	1,796	1,939	1,926	7,486	1,794	1,939	1,982
Primary Metals	503	507	517	546	2,073	453	495	488
Flat-Rolled Products	439	456	446	433	1,774	434	453	450
Engineered Products	221	244	223	203	891	217	214	215
Packaging and Consumer	30	31	46	55	162	36	42	40
Other	58	87	80	83	308	52	56	62

Total Aluminum	1,251	1,325	1,312	1,320	5,208	1,192	1,260	1,255

Average realized price – Primary	0.66	0.67	0.66	0.66	0.66	0.69	0.68	0.71

After-Tax Operating Income (ATOI):	1Q02	2Q02	3Q02	4Q02	2002	1Q03	2Q03	3Q03
Alumina and Chemicals	65	73	93	84	315	91	89	113
Primary Metals	143	175	175	157	650	166	162	163
Flat-Rolled Products	61	66	46	47	220	53	56	59
Engineered Products	58	44	33	(28)	107	29	44	46
Packaging and Consumer (c)	28	55	51	66	200	55	59	54
Other	7	19	8	(43)	(9)	9	17	8

Total	362	432	406	283	1,483	403	427	443

Reconciliation of ATOI to consolidated net income (c)	1Q02	2Q02	3Q02	4Q02	2002	1Q03	2Q03	3Q03
Total ATOI	362	432	406	283	1,483	403	427	443
Impact of intersegment profit eliminations	(3)	(1)	(5)	3	(6)	7	(4)	2
Unallocated amounts (net of tax):
Interest income	10	9	7	5	31	5	6	7
Interest expense	(49)	(54)	(62)	(62)	(227)	(57)	(52)	(49)
Minority interests	(41)	(47)	(49)	2	(135)	(59)	(75)	(54)
Corporate expense	(58)	(53)	(40)	(83)	(234)	(57)	(81)	(65)
Special items	—	—	(25)	(261)	(286)	4	10	(1)
Discontinued operations	—	(5)	(9)	(100)	(114)	1	(13)	(3)
Accounting change	34	—	—	—	34	(47)	—	—
Other	(37)	(49)	(30)	(10)	(126)	(49)	(2)	—

Consolidated net income	218	232	193	(223)	420	151	216	280

(c)	Prior periods have been adjusted to reflect the reclassification of the protective packaging business (acquired in the Ivex Packaging Corporation acquisition in 2002) from discontinued operations to continuing operations in the third quarter of 2003.